Exhibit 10.12

151 Farmington Avenue Hartford, CT 06156-3124
John W. Rowe, M.D. Chairman, President and CEO (860) 273-4455

September 28, 2001

Alan M. Bennett

Dear Alan:

On behalf of Aetna Inc. and its affiliates (the “Company”), I am pleased to offer you this special retention arrangement. As we discussed, given your current position with the Company, this arrangement is subject to review and approval by the Board of Directors of Aetna Inc. I plan to present this arrangement to the Board at its next regularly scheduled meeting. The terms of the arrangement are as follows:

1.	Base Salary: Your base salary will increase to $425,000. (If approved by the Board of Directors, this increase will be effective retroactive to April 1, 2001).

2.	Bonus Target: Your bonus target will increase to 65%. All bonus awards are subject to review and approval by the Board of Director Committee on Compensation and Organization.

3.	Severance: In the event your employment is terminated by the Company other than for cause, you will be entitled to received 78 weeks of severance (calculated as base and target bonus) in lieu of any other severance or salary continuation benefit to which you might have been entitled under Company plans or programs then in effect, upon delivery to the Company of a release of any employment-related claims in the Company’s customary form.

4.	Change in job duties: If during the 6 month period following the commencement of employment of a new Executive Vice President of Administration and Finance (or equivalent position) to which you will report, you believe your duties as Senior Vice President and Chief Financial Officer have been significantly diminished you will be free to seek my review of the situation. If I (or my successor if I am no longer the Chief Executive Officer of the Company) agree that your duties have been significantly diminished and you choose to leave the Company as a result of the change in duties, you will be entitled to receive the severance outlined in item 3 above. If you wish to exercise your right to have your duties reviewed, you must notify me in writing prior to the expiration of the 6 month period. We have agreed that I (or my successor if applicable) shall have sole authority to make the determination as to whether your duties have been significantly reduced.

Exhibit 10.12

Alan M. Bennett
September 28, 2001

During the period you receive severance payments under item 3 or 4 above, you will be eligible for the same employee benefits, if any, as are provided under the severance plan or program in which you otherwise would have been eligible to participate but for this special arrangement.

5.	Retention Bonus: You will be eligible to receive a retention bonus in the amount of $100,000, less applicable withholding and taxes (“Bonus”). The Bonus will be paid on the later of 60 days after the commencement of employment of a new Executive Vice President of Finance, Strategy and Administration (or equivalent position) and May 1 2002, if

(i)	on the scheduled payment date you remain actively employed by the Company; or

(ii)	before the scheduled payment date, your employment has been involuntarily terminated by the Company other than for misconduct in which case, the Bonus payment will not be accelerated but shall be paid to you on the scheduled payment date.

You will not be entitled to receive the Bonus if you voluntarily terminate your employment or if your employment has been involuntarily terminated by the Company for misconduct. Notwithstanding, if you voluntarily terminate your employment due to a change in job duties as described in item 4 above, the Bonus will be paid to you on the scheduled payment date.

The Bonus will not count for any benefit plan purposes.

6.	Long-Term Incentive Program: We will recommend to the Board Committee on Compensation and Organization that you be granted 2,500 Performance Stock Units and 15,000 stock options. The option price will be based on the closing price of Aetna Common Stock on the effective date of the grant. This option grant will not be exercisable for the first year after the effective date of the grant and will vest in three annual installments.

7.	Stock Option Vesting: If you are eligible to receive severance benefits pursuant to item 3 or 4 above, any stock options you hold will continue to vest and are exercisable during the severance period. Vested options may be exercised for the 90 day period following the end of severance. If at the end of the severance period the Company notifies you that you are unable to sell the underlying stock in an open market transaction due to your access to material nonpublic information pertaining to the Company, you shall have an additional 90 days to exercise your options from the date the Company notifies you that you are no longer precluded from selling such shares (but in no event may options be exercised beyond the original term of the option).

Exhibit 10.12

Alan M. Bennett
September 28, 2001

I look forward to continue working with you in the future.

This letter will supercede the letters from the Company dated July 20, 2000 and August 8, 2001. This letter is not intended to constitute an employment contract and shall not limit the Company’s right to terminate your at-will employment at any time.

Very truly yours,	Agreed and Accepted

/s/ John W. Rowe John W. Rowe, M.D.	/s/ Alan M. Bennett Alan M. Bennett